FOR IMMEDIATE RELEASE
For More Information Contact:
Aberdeen Asset Management Inc.
Investor Relations
866-839-5205
InvestorRelations@aberdeen-asset.com
THE INDIA FUND, INC. ANNOUNCES
FINAL RESULTS OF CASH TENDER OFFER

PHILADELPHIA, April 9, 2014 — The India Fund, Inc. (NYSE: IFN; the “Fund”) announced today the final results of its cash tender offer for up to 5,240,267 shares of its common stock, representing approximately 15% of its outstanding shares. The offer expired at 11:59 p.m. New York City time on Thursday, April 3, 2014.

Based on information provided by Computershare, the depositary for the tender offer, approximately 15,332,556 shares of common stock, or 43.89% of the Fund’s outstanding shares, were properly tendered, and the Fund has accepted, subject to adjustment for fractional shares, 5,240,267 shares for cash payment at a price per share equal to $24.4314, which represents 98% of the Fund’s net asset value per share (“NAV”) as of the close of regular trading on the New York Stock Exchange on April 4, 2014. Since the total number of shares tendered exceeds the number of shares offered to purchase, all tendered shares are subject to pro-ration in accordance with terms of the tender offer. Under final pro-ration, 34.1774% of the shares tendered will be accepted for payment. Cash payment for the repurchased shares will be issued on or around April 11, 2014. All shares tendered and not repurchased by the Fund will be returned to stockholders as promptly as practicable. Following the repurchase of properly tendered shares, the Fund will have approximately 29,694,848 shares outstanding.

This announcement is not an offer to purchase or a solicitation of an offer to purchase any securities of the Fund, nor shall there be any sale of the Fund’s shares in any state or jurisdiction in which such offer or solicitation or sale would be unlawful under the laws of such state or jurisdiction.

The Fund is a closed-end management investment company and its investment objective is long-term capital appreciation, which it seeks to achieve by investing primarily in the equity securities of Indian companies. The Fund is traded on the NYSE under the trading symbol “IFN.” Aberdeen Asset Management Asia Limited serves as the Investment Manager to the Fund. The Investment Manager is an affiliate of Aberdeen Asset Management PLC.

Information on the Fund can be obtained on the Fund’s website at www.aberdeenifn.com or by calling the Fund’s toll-free phone number at 1-866-839-5205.

Important Information

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the fund’s portfolio. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

International investing entails special risk considerations, including currency fluctuations, lower liquidity, economic and political risks, and differences in accounting methods; these risks are generally heightened for emerging market investments and single country funds.

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. Such forward-looking statements are based on the Fund’s current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund’s filings with the SEC.

Aberdeen Asset Management is the marketing name in the U.S. for the following affiliated, registered investment advisers: Aberdeen Asset Management Inc., Aberdeen Asset Managers Limited, Aberdeen Asset Management Limited, and Aberdeen Asset Management Asia Limited

(collectively, the “Aberdeen Advisers”). Each of the Aberdeen Advisers is wholly owned by Aberdeen Asset Management PLC. “Aberdeen” is a U.S. registered service mark of Aberdeen Asset Management PLC.

If you wish to receive this information electronically, please contact: InvestorRelations@aberdeen-asset.com

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